UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): March 30, 2007
I-FLOW CORPORATION
(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	0-18338 (Commission File Number)	33-0121984 (IRS Employer Identification No.)
20202 Windrow Drive
Lake Forest, California 92630
(Address of Principal Executive Offices, including Zip Code)
Registrant’s telephone number, including area code: (949) 206-2700

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.
SIGNATURES

Item 8.01. Other Events.
     On March 30, 2007, I-Flow Corporation (the “Company”) filed its Form 10-K for the year ended December 31, 2006 (the “Form 10-K”). As described in more detail below, the Company has restated in the Form 10-K amounts that were previously reported in the Company’s unaudited balance sheet as of September 30, 2006 contained in the Company’s Form 10-Q for the quarter ended September 30, 2006 due to an overstatement of deferred tax asset and additional paid-in capital. The restatement did not impact the Company’s net income, net cash flows or cash balances for the applicable periods.
     Subsequent to the issuance of the Company’s September 30, 2006 financial statements, the Company’s management determined on March 27, 2007 the specific amounts by which the Company had overstated its deferred tax asset and additional paid-in capital as reported in its condensed consolidated balance sheet as of September 30, 2006. During the three and nine months ended September 30, 2006, the Company recorded a release of its valuation allowance for deferred tax assets. The remaining valuation allowance relates to temporary timing differences that are not currently determined to be more likely than not to be realized. The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes (“SFAS 109”), which addresses financial accounting for deferred tax assets. The Company regularly reviews its deferred tax assets for recoverability and establishes a valuation allowance when it is more likely than not, based on available evidence, that projected future taxable income will be insufficient to recover the deferred tax assets. Due to the pending sale of the Company’s wholly-owned subsidiary, InfuSystem, Inc. (“InfuSystem”), to HAPC, Inc., management believes it is more likely than not that the Company will realize the benefits of the existing net deferred tax asset at September 30, 2006. As a result, a release of the valuation allowance for deferred tax assets was recorded at September 30, 2006.
     In connection with this event, the Company also reversed, in error, the valuation allowance related to the excess tax benefits from stock-based compensation expense from its deferred tax asset and recorded the corresponding credit to additional paid-in capital. In May 2006, the Financial Accounting Standards Board issued additional guidance to Statement of Financial Accounting Standards No. 123(R), Share-Based Payment (“SFAS 123R”) stating that if an entity reverses its valuation allowance under SFAS 109 subsequent to the adoption of SFAS 123R, the entity should reverse the valuation allowance related to the excess tax benefit only when the tax benefit is realized. The tax benefit is not expected to be realizable until the InfuSystem sale is completed. As such, the reversal of the valuation allowance related to the excess tax benefit was not allowed and both deferred tax asset — non-current and additional paid-in capital, as previously reported, were overstated as of September 30, 2006 by approximately $8.7 million. The Company also had not correctly classified current and non-current deferred tax assets in its consolidated balance sheet as of September 30, 2006 in accordance with the guidance in SFAS 109, which resulted in an overstatement of current and an understatement of non-current deferred tax assets of approximately $7.2 million at September 30, 2006, as previously reported.
     The overstatement of the deferred tax asset and additional paid-in capital for the excess tax benefits from stock-based compensation expense and the classification error between current and non-current deferred tax assets as of September 30, 2006 affected only the balance sheet and, as noted above, had no impact to the Company’s net income, net cash flows or cash balances for the periods then ended. As reflected in the Form 10-K, the Company has restated amounts previously reported in its unaudited balance sheet as of September 30, 2006 as follows:

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	As Previously
(Amounts in thousands)	Reported	As Restated
Deferred tax assets — current	$10,814	$3,596
Deferred tax assets — non-current	14,540	13,025
Total assets	113,511	104,778
Common stock	124,505	115,772
Net stockholders’ equity	97,259	88,526

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SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: March 30, 2007

I-FLOW CORPORATION
By:	/s/ James R. Talevich
	Name:	James R. Talevich
	Title:	Chief Financial Officer

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